Exhibit 99.1

PRESS RELEASE

For Immediate Release: November 17, 2005

Contact:

Ronnie Lyon

Phone:  903-813-0377

Email:  rlyon1@airmail.net

Cap Rock Energy Announces ALJ Recommendation Received in Notice of Violation Cases

MIDLAND, Texas—Cap Rock Energy Corporation (AMEX: RKE) announced today that an Administrative Law Judge (“ALJ”) has issued a Proposal For Decision (“PFD”) in the Company’s pending cases involving Notices of Violation (“NOV’s”) of the Public Utility Regulatory Act (“PURA”) Section 36.004(a) and Public Utility Commission (“PUC”) Substantive Rules 25.241(b) and 25.28(b), PUC Docket Nos. 30216 and 30215. These dockets were instituted by the Staff of the PUC in October 2004.  Prior to September 1, 2003, the Company’s rates were regulated by its Board of Directors, but during the 2003 legislative session, state law was changed so that the Company’s rates would be regulated by the PUC instead of its Board of Directors.  The changes, which took effect September 1, 2003, applied only to the Company and did not affect the way any other utility in the state is regulated.

The NOV’s cited the Company for charging late fees to residential customers who did not pay their bills on time, and for charging a regulatory surcharge to customers to recover costs incurred in a prior PUC proceeding.  The Company contends that both of these charges were made in accordance with the Company’s tariff that had been adopted by its Board of Directors in accordance with Texas law at the time.  The PUC staff claims that the Company misapplied its tariff and that, following September 1, 2003, the Company could not charge a rate, even if authorized by its tariff, that violated PUC rules.

The PFD recommends that the Company be found to have violated PURA Section 36.004(a) and PUC Substantive Rules 25.28(b) and 25.241(b).  It recommends that the Company be ordered to refund $323,762 for amounts collected in late payment fees from residential customers, plus pay a penalty of $79,430 for such violation, refund $904,697 received from the imposition of the regulatory surcharge, plus pay a penalty of $259,798 for such violation.  The total refunds and penalties recommended by the PFD amount to $1,567,687. The Company will file exceptions to the PFD, which will be considered by the PUC Commissioners at a future meeting.

William West, President, stated, “While we are disappointed in the recommendation issued by the Administrative Law Judge in this case, we are not surprised given the unique and complex circumstances of this case.  The situation, which arose as the result of a change in the law that provided for a change in regulatory authority with no transition period for these types of situations, is difficult for all parties involved.  We hope that the PUC Commissioners will recognize the “Catch-22” the Company was faced with and not accept the recommendations contained in the PFD.”

The Company provides electric distribution services to over 35,000 meters in 28 counties in Texas. Its corporate office is located in Midland, Texas.

All statements, other than statements of historical fact included in this news release, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Any such forward-looking statements involve risks and uncertainties and actual results, performance or achievements of the Company may be different from those express or implied in the forward-looking statements.